Exhibit 99.1

3560 Bassett Street, Santa Clara CA 95054
James Moniz Chief Financial Officer (408) 986-9888	Claire McAdams Investor Relations (530) 265-9899

INTEVAC ANNOUNCES SECOND QUARTER 2015 FINANCIAL RESULTS

Santa Clara, Calif.—August 3, 2015—Intevac, Inc. (Nasdaq: IVAC) today reported financial results for the quarter and six months ended July 4, 2015.

“We made significant progress in our Thin-Film Equipment growth strategy during the second quarter,” commented Wendell Blonigan, Intevac’s president and chief executive officer. “The proprietary protective carbon film we’ve engineered for our production VERTEX PVD system has demonstrated outstanding performance as a cost-effective, optically-transparent, scratch-protective solution for cell phone display cover panels. We won a new Tier 1 customer for this marketplace, in which we generated excitement for our film by working together with our customer to market the film directly to mobile phone manufacturers, culminating in the new system order announced in July.

“Our Photonics business continued to perform well, achieving favorable yields in our production programs, while we invest in our next-generation low-light sensor technology,” added Mr. Blonigan. “We were also pleased to experience an uptick in demand for strategic hard drive media upgrades, which boosted both revenues and gross margin in the quarter as well as our outlook for the year.”

($ Millions, except per share amounts)	Q2 2015		Q2 2014
	GAAP Results	Non-GAAP Results	GAAP Results	Non-GAAP Results
Net Revenues	$20.5	$20.5	$14.7	$14.7
Operating Income (Loss)	$0.3	$0.1	$(5.2)	$(5.1)
Net Income (Loss)	$0.0	$(0.2)	$(5.0)	$(4.9)
Net Income (Loss) per Share	$0.00	$(0.01)	$(0.21)	$(0.20)

	Six Months Ended		Six Months Ended
	July 4, 2015		June 28, 2014
	GAAP Results	Non-GAAP Results	GAAP Results	Non-GAAP Results
Net Revenues	$40.3	$40.3	$31.7	$31.7
Operating Loss	$(2.7)	$(2.7)	$(10.0)	$(9.6)
Net Loss	$(2.9)	$(2.9)	$(9.5)	$(9.1)
Net Loss per Share	$(0.13)	$(0.13)	$(0.40)	$(0.38)

Intevac’s non-GAAP adjusted results exclude the impact of the following, where applicable: (1) changes in fair value of contingent consideration liabilities associated with business combinations; and (2) restructuring charges. A reconciliation of the GAAP and non-GAAP adjusted results is provided in the financial table included in this release. See also “Use of Non-GAAP Financial Measures” section.

Second Quarter 2015 Summary

Net income for the quarter was $12,000, or $0.00 per share, compared to a net loss of $5.0 million, or $0.21 per share, in the second quarter of 2014. The non-GAAP net loss was $0.2 million or $0.01 per share, compared to the second-quarter 2014 non-GAAP net loss of $4.9 million or $0.20 per share.

Revenues were $20.5 million, including $11.5 million of Thin-film Equipment revenues and Photonics revenues of $9.0 million. Thin-film Equipment revenues included upgrades, spares and service, as well as some customer-funded NRE for passing key technical milestones during the quarter. Photonics revenues consisted of $1.8 million of research and development contracts and $7.2 million of product sales. In the second quarter of 2014, revenues were $14.7 million, including $3.8 million of Thin-film Equipment revenues and Photonics revenues of $11.0 million, which included $2.7 million of research and development contracts.

Thin-film Equipment gross margin was 41.0% compared to 8.3% in the second quarter of 2014 and 28.5% in the first quarter of 2015. Equipment margins in the second quarter of 2015 were higher primarily due to a higher mix of higher-margin upgrades and improved factory absorption.

Photonics gross margin was 34.5% compared to 44.7% in the second quarter of 2014 and 42.1% in the first quarter of 2015. The decline from the second quarter of 2014 and the first quarter of 2015 was due to lower contractual pricing on shipments of the Apache helicopter camera and higher factory overhead expenses. Consolidated gross margin was 38.2%, compared to 35.4% in the second quarter of 2014 and 34.8% in the first quarter of 2015.

R&D and SG&A expenses of $7.7 million decreased 22.2% compared to the first quarter of 2015. Lower R&D spending in the second quarter was due primarily to costs recovered under customer-funded NRE in Thin-film Equipment.

Order backlog totaled $43.5 million on July 4, 2015, compared to $39.2 million on April 4, 2015 and $46.4 million on June 28, 2014. Backlog at both July 4, 2015 and April 4, 2015 included two solar systems, compared to backlog as of June 28, 2014 which included one solar system and one PVD display cover glass coating system.

The company ended the quarter with $58.8 million of total cash, restricted cash and investments and $85.7 million in tangible book value. The company repurchased 1.1 million shares of common stock for $6.3 million during the second quarter. As of July 4, 2015 the company has repurchased 3.0 million shares for $19.3 million out of the $30 million plan announced in November of 2013.

First Six Months 2015 Summary

The net loss was $2.9 million, or $0.13 per share, compared to a net loss of $9.5 million, or $0.40 per share, for the first six months of 2014. The non-GAAP net loss was $2.9 million or $0.13 per share. This compares to the first half 2014 non-GAAP net loss of $9.1 million or $0.38 per share.

Revenues were $40.3 million, including $22.1 million of Thin-film Equipment revenues and Photonics revenues of $18.2 million, compared to revenues of $31.7 million, including $12.8 million of Thin-film Equipment revenues and Photonics revenues of $18.9 million, for the first six months of 2014.

Thin-film Equipment gross margin was 35.0%, compared to 18.1% in the first six months of 2014, primarily due to higher mix of higher-margin upgrades, lower factory overhead expenses and lower inventory charges. We recognized revenue on one 200 Lean system in both the first half of 2015 and 2014. Photonics gross margin was 38.3% compared to 40.7% in the first six months of 2014, reflecting lower contractual pricing on Apache camera shipments, lower margins on technology development programs and higher factory overhead costs. Consolidated gross margin was 36.5%, compared to 31.6% in the first six months of 2014.

R&D and SG&A expenses were $17.6 million and were down 11.6% from $19.9 million in the first six months of 2014 primarily due to costs recovered under customer-funded NRE in Thin-film Equipment.

Use of Non-GAAP Financial Measures

Intevac’s non-GAAP results exclude the impact of the following, where applicable: (1) changes in fair value of contingent consideration liabilities associated with business combinations; and (2) restructuring charges. A reconciliation of the GAAP and non-GAAP results is provided in the financial tables included in this release.

Management uses non-GAAP results to evaluate the company’s operating and financial performance in light of business objectives and for planning purposes. These measures are not in accordance with GAAP and may differ from non-GAAP methods of accounting and reporting used by other companies. Intevac believes these measures enhance investors’ ability to review the company’s business from the same perspective as the company’s management and facilitate comparisons of this period’s results with prior periods. The presentation of this additional information should not be considered a substitute for results prepared in accordance with GAAP.

Conference Call Information

The company will discuss its financial results and outlook in a conference call today at 1:30 p.m. PDT (4:30 p.m. EDT). To participate in the teleconference, please call toll-free (877) 334-0811 prior to the start time. For international callers, the dial-in number is (408) 427-3734. You may also listen live via the Internet at the company’s website, www.intevac.com, under the Investors link, or at www.earnings.com. For those unable to attend, these web sites will host an archive of the call. Additionally, a telephone replay of the call will be available for 48 hours beginning today at 7:30 p.m. EDT. You may access the replay by calling (855) 859-2056 or, for international callers, (404) 537-3406, and providing Replay Passcode 80851895.

About Intevac

Intevac was founded in 1991 and has two businesses: Thin-film Equipment and Photonics.

In our Thin-film Equipment business, we are a leader in the design and development of high-productivity, thin film processing systems. Our production-proven platforms are designed for high-volume manufacturing of substrates with precise thin-film properties.

Intevac is the market and technology leader in the hard drive industry, with our systems processing approximately 60% of all magnetic disk media produced worldwide. Our high-performance, high-throughput technology solutions continue to expand into additional markets – including solar and adjacent thin-film deposition applications.

In our Photonics business, we are a recognized leading developer of advanced high-sensitivity digital sensors, cameras and systems that primarily serve the defense industry. We are the provider of integrated digital imaging systems for most U.S. military night vision programs.

For more information call 408-986-9888, or visit the company’s website at www.intevac.com.

200 Lean® is a registered trademark and INTEVAC MATRIX™ and INTEVAC VERTEX™ are trademarks of Intevac, Inc.

Safe Harbor Statement

This press release includes statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Reform Act”). Intevac claims the protection of the safe-harbor for forward-looking statements contained in the Reform Act. These forward-looking statements are often characterized by the terms “may,” “believes,” “projects,” “expects,” or “anticipates,” and do not reflect historical facts. Specific forward-looking statements contained in this press release include, but are not limited to: the ability to leverage technology into new markets, customer penetration and adoption, and future revenue growth and profitability. The forward-looking statements contained herein involve risks and uncertainties that could cause actual results to differ materially from the company’s expectations. These risks include, but are not limited to: technology risk and challenges achieving customer adoption and commercial success in adjacent markets and delays in shipping deposition systems or Photonics cameras, each of which could have a material impact on our business, our financial results, and the company’s stock price. These risks and other factors are detailed in the company’s periodic filings with the U.S. Securities and Exchange Commission.

INTEVAC, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, in thousands, except per share amounts)

	Three months ended		Six months ended
	July 4, 2015	June 28, 2014	July 4, 2015	June 28, 2014
Net revenues
Thin-film Equipment	$11,494	$3,762	$22,122	$12,809
Photonics	8,964	10,953	18,221	18,921

Total net revenues	20,458	14,715	40,343	31,730
Gross profit	7,806	5,211	14,727	10,021
Gross margin
Thin-film Equipment	41.0%	8.3%	35.0%	18.1%
Photonics	34.5%	44.7%	38.3%	40.7%

Consolidated	38.2%	35.4%	36.5%	31.6%
Operating expenses
Research and development	2,947	4,558	7,555	8,831
Selling, general and administrative	4,750	5,853	10,029	11,063
Acquisition-related[1]	(174)	46	(200)	97

Total operating expenses	7,523	10,457	17,384	19,991

Total operating income (loss)	283	(5,246)	(2,657)	(9,970)
Income (loss) from operations
Thin-film Equipment	6	(5,667)	(3,291)	(9,808)
Photonics	1,275	2,567	2,752	3,475
Corporate	(998)	(2,146)	(2,118)	(3,637)

Total operating income (loss)	283	(5,246)	(2,657)	(9,970)
Interest and other income (expense)	(13)	120	66	192

Income (loss) before income taxes	270	(5,126)	(2,591)	(9,778)
Provision for (benefit from) income taxes	258	(119)	290	(250)

Net income (loss)	$12	$(5,007)	$(2,881)	$(9,528)

Net income (loss) per share
Basic and Diluted	$0.00	$(0.21)	$(0.13)	$(0.40)
Weighted average common shares outstanding
Basic	22,630	23,927	22,929	23,892
Diluted	22,912	23,927	22,929	23,892

[1]	Results for all periods presented include changes in fair value of contingent consideration obligations associated with the Solar Implant Technology (SIT) acquisition in 2010.

INTEVAC, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except par value)

	July 4, 2015	January 3, 2015
	(Unaudited)	(see Note)
ASSETS
Current assets
Cash, cash equivalents and short-term investments	$47,756	$51,080
Accounts receivable, net	11,363	12,087
Inventories	18,517	19,212
Prepaid expenses and other current assets	1,728	1,727

Total current assets	79,364	84,106
Long-term investments	9,264	17,542
Restricted cash	1,780	1,780
Property, plant and equipment, net	12,360	12,826
Intangible assets, net	3,539	3,966
Other long-term assets	426	55

Total assets	$106,733	$120,275

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$4,169	$4,640
Accrued payroll and related liabilities	3,949	3,977
Other accrued liabilities	6,249	8,277
Customer advances	557	2,551

Total current liabilities	14,924	19,445
Other long-term liabilities	2,586	2,200
Stockholders’ equity
Common stock ($0.001 par value)	22	23
Additional paid in capital	164,035	161,271
Treasury stock, at cost	(19,268)	(9,989)
Accumulated other comprehensive income	609	619
Accumulated deficit	(56,175)	(53,294)

Total stockholders’ equity	89,223	98,630

Total liabilities and stockholders’ equity	$106,733	$120,275

Note: Amounts as of January 3, 2015 are derived from the January 3, 2015 audited consolidated financial statements.

INTEVAC, INC.

RECONCILIATION OF GAAP TO NON-GAAP RESULTS

(Unaudited, in thousands, except per share amounts)

	Three months ended		Six months ended
	July 4, 2015	June 28, 2014	July 4, 2015	June 28, 2014
Non-GAAP Income (Loss) from Operations
Reported operating income (loss) (GAAP basis)	$283	$(5,246)	$(2,657)	$(9,970)
Restructuring charges[1]	—	61	148	288
Change in fair value of contingent consideration obligations[2]	(174)	46	(200)	97

Non-GAAP Operating Income (Loss)	$109	$(5,139)	$(2,709)	$(9,585)

Non-GAAP Net Loss
Reported net income (loss) (GAAP basis)	$12	$(5,007)	$(2,881)	$(9,528)
Restructuring charges[1]	—	61	148	288
Change in fair value of contingent consideration obligations[2]	(174)	46	(200)	97

Non-GAAP Net Loss	$(162)	$(4,900)	$(2,933)	$(9,143)

Non-GAAP Loss Per Diluted Share
Reported net income (loss) per diluted share (GAAP basis)	$0.00	$(0.21)	$(0.13)	$(0.40)
Restructuring charges[1]	$0.00	$0.00	$0.01	$0.01
Change in fair value of contingent consideration obligations[2]	$(0.01)	$0.00	$(0.01)	$0.00

Non-GAAP Loss Per Diluted Share	$(0.01)	$(0.20)	$(0.13)	$(0.38)

Weighted average number of diluted shares	22,912	23,927	22,929	23,892

[1]	Results for all periods presented include severance and other employee-related costs related to various restructuring programs.
[2]	Results for all periods presented include changes in fair value of contingent consideration obligations associated with the Solar Implant Technology (SIT) acquisition in 2010.